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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 27, 1999 for Host Marriott Corporation, May 22, 1998 for Host Marriott Hotels, May 1, 1998 for HMC Senior Communities, Inc., August 5, 1998 for Host Marriott, L.P. and September 29, 1998 for HMC Merger Corporation, all included in HMC Merger Corporation's form S-4 (file number 333-64793) dated November 23, 1998, and to our reports dated February 19, 1999 for the Blackstone Hotel Portfolio and March 5, 1999 for Host Marriott Corporation, included in Host Marriott Corporation's form 8-K/A (file number 001-14625) dated March 15, 1999, and to all references to our Firm included in this registration statement.

                                         /s/ Arthur Andersen LLP


Washington, D.C.
March 23, 1999